Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Second Fiscal Quarter Ended September 30, 2019 and Announces Total Dividends of $0.50 Per Share for the Quarter Ended December 31, 2019
CSWC Reports Pre-Tax Net Investment Income of $0.42 Per Share
Dallas, Texas – November 4, 2019 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the second fiscal quarter ended September 30, 2019.
Second Quarter Fiscal Year 2020 Financial Highlights

•	Total Investment Portfolio: $538.9 million

◦	Credit Portfolio of $387.2 million:

▪	87% 1st Lien Senior Secured Debt

▪	$28.7 million in new committed credit investments

▪	Two 1st Lien Senior Secured Debt investments currently on non-accrual with a fair value of $13.8 million, representing 2.6% of the total investment portfolio

▪	Weighted Average Yield on Debt Investments: 11.0%

◦	Equity Portfolio of $89.8 million, excluding investment in I-45 Senior Loan Fund ("I-45 SLF")

▪	$1.0 million in one new committed equity co-investment

◦	CSWC Investment in I-45 SLF of $61.9 million

▪	I-45 SLF portfolio of $214.8 million

▪	Portfolio consists of 46 issuers: 95% 1st Lien Debt and 5% 2nd Lien Debt

▪	I-45 SLF paid a $2.5 million quarterly dividend to CSWC, an annualized yield of 16.0%

•	Pre-Tax Net Investment Income: $7.4 million, or $0.42 per weighted average diluted share

◦	Includes $0.5 million of one-time expense ($0.03 per share) for write off of deferred offering costs related to our previous registration statement on Form N-2

•	Dividends: Paid $0.40 per share in Regular Dividend, plus $0.10 per share Supplemental Dividend for the quarter ended September 30, 2019

◦	105% Pre-Tax NII Regular Dividend Coverage

◦	Total Dividends for the quarter ended September 30, 2019 of $0.50 per share

•	Net Realized and Unrealized Portfolio Depreciation: $4.1 million

◦	$6.3 million of net depreciation related to the upper middle market portfolio, including I-45 SLF

◦	$2.2 million of net appreciation related to the lower middle market portfolio

•	Balance Sheet:

◦	Cash and Cash Equivalents: $30.0 million

◦	Total Net Assets: $328.1 million

◦	Net Asset Value (“NAV”) per Share: $18.30

In commenting on the Company's results, Bowen Diehl, President and Chief Executive Officer, stated, “We are pleased with our results this quarter, having posted a solid $0.42 per share in Net Investment Income despite incurring a $472 thousand, or $0.03 per share, one-time expense to retire our previous registration statement. From a capitalization standpoint, we further solidified our balance sheet by raising $75 million in an all institutionally-placed bond offering at an attractive yield of 5.375% with a 5-year maturity. The bond transaction was a unique one in the BDC space, as we believe that we are the only BDC in recent history with sub $1 billion in market cap to be able to access this market. Overall, the investment portfolio continues to be solid with our lower middle market portfolio posting strong performance and our upper middle market portfolio, including I-45 SLF, experiencing some mark-to-market unrealized depreciation driven primarily by the underperformance of a few specific portfolio companies.”

Second Quarter Fiscal Year Investment Activities
During the quarter ended September 30, 2019, the Company originated one new investment and two follow-on investments totaling $29.7 million in commitments. New investment transactions that occurred during the quarter ended September 30, 2019 are summarized as follows:
VTX Holdings, Inc. (d/b/a VertexOne), $20.1 million 1st Lien Senior Secured Debt, $1.0 million Preferred Equity: Vertex provides software and managed services to electric, water and gas utilities throughout the United States and Canada.
Digital River Inc., $6.4 million add-on to 1st Lien Senior Secured Debt: Digital River is a leading provider of mission-critical, end-to-end outsourced e-commerce solutions to tier 1 and tier 2 enterprises across numerous industry verticals.
ITA Holdings Group, LLC (d/b/a Apollo MedFlight), $2.2 million add-on to 1st Lien Senior Secured Debt: Apollo MedFlight is a regional provider of air and ground medical transport services.
During the quarter ended September 30, 2019, the Company received full prepayment on one credit investment totaling $14.0 million.
Tinuiti Inc.: Proceeds of $14.0 million, generating a realized gain of $0.2 million and an IRR of 13.7%.

Subsequent to Quarter-End Investment Activities
Subsequent to the quarter ended September 30, 2019, the Company originated two new investments totaling $33.0 million in commitments. These new investment transactions that occurred subsequent to quarter end are summarized as follows:
ICS Distribution, LLC (d/b/a Relevant Rental Solutions), $18.0 million 1st Lien Senior Secured Debt: Relevant Rental Solutions is an independent compressed oil-free air rental solutions provider.
GrammaTech, Inc., $11.5 million 1st Lien Senior Secured Debt, $2.5 million Revolving Loan, $1.0 million Preferred Equity: GrammaTech provides cybersecurity technology solutions with a focus on vulnerability discovery and remediation.

Second Fiscal Quarter 2020 Operating Results
For the quarter ended September 30, 2019, Capital Southwest reported total investment income of $15.2 million, compared to $15.8 million in the prior quarter. The decrease in investment income was primarily attributable to a decrease in dividend income from I-45 SLF due to a decrease in realized gains at I-45 SLF as compared to the prior quarter, an additional asset being placed on non-accrual during the quarter, and a decline in LIBOR.
For the quarter ended September 30, 2019, total operating expenses (excluding interest expense) were $4.1 million, compared to $4.3 million in the prior quarter. The decrease in expenses was primarily due to a one-time expense in the prior quarter related to the acceleration of restricted stock award vesting upon the retirement of an employee. The $4.1 million total operating expenses in the current quarter includes $0.5 million of a one-time expense ($0.03 per share) for the write off of deferred offering costs related to our previous registration statement on Form N-2.
For the quarter ended September 30, 2019, interest expense remained relatively flat at $3.7 million, as compared to $3.8 million in the prior quarter.
For the quarter ended September 30, 2019, total pre-tax net investment income was $7.4 million, compared to $7.7 million in the prior quarter.
For the quarter ended September 30, 2019, tax expense was $0.6 million, as compared to $0.3 million in the prior quarter. The increase in tax expense was due primarily to a reduction in the tax basis of investments held in the Company's taxable subsidiary.
During the quarter ended September 30, 2019, Capital Southwest recorded total net realized and unrealized losses on investments of $4.1 million, compared to total net realized and unrealized losses on investments of $0.6 million in the prior quarter. For the quarter ended September 30, 2019, this included total net realized gains on investments of $0.3 million and net unrealized depreciation on investments of $4.4 million, of which $0.3 million was the reversal of net unrealized appreciation recognized in prior periods due to realized gains noted above. The net increase in net assets resulting from operations was $2.7 million for the quarter, compared to $6.7 million in the prior quarter.
The Company’s NAV at September 30, 2019 was $18.30 per share, as compared to $18.58 at June 30, 2019. The decrease in NAV per share from the prior quarter is primarily due to the supplemental dividend of $0.10 per share and net unrealized depreciation on investments.

Liquidity and Capital Resources
At September 30, 2019, Capital Southwest had approximately $30.0 million in unrestricted cash and money market balances, $108 million of total debt outstanding on its revolving credit facility, $75.6 million, net of unamortized debt issuance costs, of the December 2022 Notes outstanding, and $63.6 million, net of unamortized debt issuance costs, of the October 2024 Notes outstanding. As of September 30, 2019, Capital Southwest had $183.6 million in available borrowings under the revolving credit facility. The debt to equity ratio at the end of the quarter was 0.75 to 1.
In September 2019, the Company issued $65.0 million in aggregate principal amount of 5.375% Notes due 2024 (the “Existing October 2024 Notes”). Subsequent to quarter end, on October 8, 2019, the Company issued an additional $10.0 million in aggregate principal amount of the October 2024 Notes (the "Additional October 2024 Notes" together with the Existing October 2024 Notes, the "October 2024 Notes"). The total net proceeds from the offering of the October 2024 Notes was $73.5 million, before offering expenses payable by us. The October 2024 Notes mature on October 1, 2024 and may be redeemed in whole or in part at any time prior to July 1, 2024, at par plus a “make-whole” premium, and thereafter at par. The October 2024 Notes bear interest at a rate of 5.375% per year, payable semi-annually on April 1 and October 1 of each year, beginning on April 1, 2020.
In December 2018, the Company entered into the Amended and Restated Senior Secured Revolving Credit Agreement (the "Amended and Restated Agreement"), and a related Amended and Restated Guarantee, Pledge and Security Agreement, to amend and restate its Senior Secured Revolving Credit Facility (the "Credit Facility").
On May 23, 2019, the Company entered into an Incremental Assumption Agreement, which increased the total commitments under the Credit Facility by $25 million. The increase was executed under the accordion feature of the Credit Facility and increased total commitments from $270 million to $295 million.
On March 4, 2019, the Company entered into separate equity distribution agreements with certain sales agents through which it may offer and sell, from time to time, shares of its common stock having an aggregate offering price of up to $50,000,000 (the "Equity ATM Program"). During the quarter ended September 30, 2019, the Company sold 231,272 shares of its common stock under the Equity ATM Program at a weighted-average price of $21.62 per share, raising $5.0 million of gross proceeds. Net proceeds were $4.9 million after commissions to the sales agents on shares sold. Cumulative to date, the Company has sold 690,477 shares of its common stock under the Equity ATM Program at a weighted-average price of $21.57, raising $14.9 million of gross proceeds.
Additionally, I-45 SLF has total commitments outstanding of $165 million from a group of four bank lenders in its Deutsche Bank led credit facility, which is scheduled to mature in July 2022. As of September 30, 2019, I-45 SLF had $141 million in borrowings outstanding under its credit facility.

Share Repurchase Program
On January 25, 2016, Capital Southwest announced that its Board of Directors authorized the repurchase of up to $10.0 million of its common stock at prices below the Company’s net asset value per share as reported in its most recent financial statements. The Board authorized the share repurchase program because it believes that the Company’s common stock may be undervalued from time to time due to market volatility.
During the quarter ended September 30, 2019, the Company did not repurchase any shares of the Company's common stock under the share repurchase program. Cumulative to date, the Company has repurchased a total of 46,363 shares at an average price of $16.67 per share, including commissions paid. The Company currently has approximately $9.2 million available for additional repurchases under the program.

Declared Dividend of $0.50 Per Share for Quarter Ended December 31, 2019
On October 23, 2019, the Board declared total dividends of $0.50 per share for the quarter ended December 31, 2019, comprised of a Regular Dividend of $0.40 per share and a Supplemental Dividend of $0.10 per share.

The Company's dividend will be payable as follows:

December 31, 2019 Dividend

Amount Per Share: $0.50
Ex-Dividend Date: December 19, 2019
Record Date: December 20, 2019
Payment Date: December 31, 2019

When declaring dividends, the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.
Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

Second Quarter 2020 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Tuesday, November 5, 2019, at 11:00 a.m. Eastern Time to discuss the second quarter 2020 financial results. You may access the call by dialing (866) 502-8274 and using the Conference ID 8898896 at least 10 minutes before the call. The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/iatfvc72.

A telephonic replay will be available through November 12, 2019 by dialing (855) 859-2056 and using the Conference ID 8898896. An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest Form 10-Q for the period ended September 30, 2019 to be filed with the Securities and Exchange Commission and Capital Southwest’s Second Fiscal Quarter 2020 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $328 million in net assets as of September 30, 2019. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $25 million investments across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets, regulatory changes, tax treatment and general economic and business conditions.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2019 and subsequent filings, including the "Risk Factors" sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:

Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	September 30,	March 31,
	2019	2019
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $343,790 and $305,596, respectively)	$339,357	$304,663
Affiliate investments (Cost: $80,948 and $79,277, respectively)	83,602	80,905
Control investments (Cost: $73,415 and $93,182, respectively)	115,917	138,503
Total investments (Cost: $498,153 and $478,055, respectively)	538,876	524,071
Cash and cash equivalents	30,019	9,924
Receivables:
Dividends and interest	8,563	9,252
Escrow	418	370
Other	758	1,244
Income tax receivable	154	183
Deferred tax asset	1,628	1,807
Debt issuance costs (net of accumulated amortization of $2,191 and $1,814, respectively)	3,209	3,364
Other assets	1,408	1,628
Total assets	$585,033	$551,843

Liabilities
December 2022 Notes (Par value: $77,136 and $77,136, respectively)	$75,564	$75,099
October 2024 Notes (Par value: $65,000 and $0, respectively)	63,585	—
Credit facility	108,000	141,000
Other liabilities	5,791	6,708
Accrued restoration plan liability	3,023	3,073
Deferred income taxes	971	—
Total liabilities	256,934	225,880

Commitments and contingencies (Note 11)

Net Assets
Common stock, $0.25 par value: authorized, 40,000,000 shares; issued, 20,266,841 shares at September 30, 2019 and 19,842,528 shares at March 31, 2019	5,067	4,961
Additional paid-in capital	291,387	281,205
Total distributable earnings	55,582	63,734
Treasury stock - at cost, 2,339,512 shares	(23,937)	(23,937)
Total net assets	328,099	325,963
Total liabilities and net assets	$585,033	$551,843
Net asset value per share (17,927,329 shares outstanding at September 30, 2019 and 17,503,016 shares outstanding at March 31, 2019)	$18.30	$18.62

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Investment income:
Interest income:
Non-control/Non-affiliate investments	$9,236	$7,049	$18,267	$13,081
Affiliate investments	2,001	1,799	4,051	3,251
Control investments	—	384	265	543
Dividend income:
Non-control/Non-affiliate investments	68	2	155	25
Affiliate investments	—	44	19	82
Control investments	3,519	3,112	7,432	6,126
Interest income from cash and cash equivalents	12	5	28	9
Fees and other income	382	200	800	585
Total investment income	15,218	12,595	31,017	23,702
Operating expenses:
Compensation	1,708	1,963	3,729	3,873
Share-based compensation	685	482	1,522	957
Interest	3,716	3,109	7,522	5,482
Professional fees	462	407	1,088	895
Net pension expense	35	39	71	79
General and administrative	1,231	793	2,020	1,618
Total operating expenses	7,837	6,793	15,952	12,904
Income before taxes	7,381	5,802	15,065	10,798
Income tax expense	566	256	890	635
Net investment income	$6,815	$5,546	$14,175	$10,163

Realized gain
Non-control/Non-affiliate investments	$267	$17	$1,316	$217
Affiliate investments	16	77	17	77
Control investments	—	—	167	18,619
Total net realized gain on investments before income tax	283	94	1,500	18,913

Net unrealized (depreciation) appreciation on investments
Non-control/Non-affiliate investments	(809)	1,877	(3,781)	6,409
Affiliate investments	(181)	(868)	1,025	(1,539)
Control investments	(2,904)	(124)	(2,819)	(16,087)
Income tax (provision) benefit	(475)	63	(658)	382
Total net unrealized (depreciation) appreciation on investments, net of tax	(4,369)	948	(6,233)	(10,835)

Net realized and unrealized (losses) gains on investments	$(4,086)	$1,042	$(4,733)	$8,078

Net increase in net assets from operations	$2,729	$6,588	$9,442	$18,241

Pre-tax net investment income per share - basic and diluted	$0.42	$0.36	$0.85	$0.67
Net investment income per share – basic and diluted	$0.38	$0.34	$0.80	$0.63
Net increase in net assets from operations – basic and diluted	$0.15	$0.40	$0.53	$1.12
Weighted average shares outstanding – basic	17,770,011	16,318,737	17,653,607	16,249,892
Weighted average shares outstanding – diluted	17,770,011	16,323,477	17,653,607	16,254,365